UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 28, 2013
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 below regarding new financial obligations is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 28, 2013, a subsidiary of Griffin Land & Nurseries, Inc. (“Griffin” or “Registrant”), Griffin Land, LLC, closed on a $9.1 million nonrecourse mortgage loan (the “Mortgage Loan”) with First Niagara Bank.  The Mortgage Loan is collateralized by Griffin’s newly built and fully leased 228,000 square foot industrial building in Lower Nazareth, Pennsylvania.  The Mortgage Loan has a variable interest rate, but Griffin entered into an interest rate swap agreement with First Niagara Bank that fixes the rate on the Mortgage Loan at 4.79% over the Mortgage Loan’s ten-year term.  Payments on the Mortgage Loan are based on a twenty-five year amortization period. Under the terms of the Mortgage Loan, the ratio of net operating income, as defined in the agreement, of the property that collateralizes the Mortgage Loan to the debt service, as defined in the agreement, of the Mortgage Loan, must be no less than 1.35 to 1.00.

Item 7.01.	Regulation FD Disclosure

A copy of Griffin’s August 29, 2013 press release announcing the completion of the Mortgage Loan attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit 99.1:  Registrant’s August 29, 2013 Press Release (attached hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: August 29, 2013